Morgan Stanley Institutional Fund, Inc.
International Equity Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:	Inpex Corporation
Purchase/Trade Date:	7/26/2010
Size of Offering/shares: 1,132,000
Offering Price of Shares: JPY 417,100.000
Amount of Shares Purchased by Fund: 2,131
Percentage of Offering Purchased by Fund: 0.188
Percentage of Funds Total Assets: 0.210
Brokers: Goldman Sachs International, Nomura
Securities, JPMorgan, Morgan Stanley, UBS Investment
Bank, Mizuho International plc, BofA Merrill Lynch,
Credit Suisse
Purchased from:  Goldman Sachs Asia